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                                                                   EXHIBIT 10.83

                           ICG COMMUNICATIONS, INC.
                           161 Inverness Drive West
                          Englewood, Colorado  80112


January 10, 2001

William S. Beans, Jr.
4 Sandy Lake Road
Cherry Hills Village, CO  80110

Dear Bill:

          This will confirm the terms of the agreement (the "Agreement") that has been reached between you and ICG Communications, Inc. (for itself and as debtor-in-possession) (the "Company") in connection with your resignation as an officer and full-time employee of the Company, and the Company's continued utilization of your services as a director of the Company and on a consulting basis.

          1. You will resign from employment with the Company effective as of February 4, 2001 (the "Employment Resignation Date"). As of December 4, 2000 (the "Effective Date"), you have resigned all of your positions as an officer of the Company, and as an officer and a director of any of the Company's subsidiaries and affiliates, including but not limited to ICG Holdings, Inc. and ICG Services, Inc., and you agree to execute such documents and take such actions as may be reasonably necessary or desirable to evidence the foregoing. Between the Effective Date and February 4, 2001 (the "Transition Period"), in addition to continuing as a director of the Company, you will remain an employee of the Company and, at reasonable times and upon reasonable notice, will provide such assistance as is reasonably requested by the Company's Board of Directors and/or its Chief Executive Officer. During the Transition Period you will be paid the same base salary as you had been provided in the period immediately preceding the Effective Date.

          2. In view of your knowledge of and experience with the Company and its business, and to further facilitate the management transition and the Company's financial restructuring, during the Payment Period (as defined below) you agree at reasonable times and upon reasonable notice to provide such consulting services to the Company and its affiliates regarding the business and affairs of the Company as may be reasonably requested by its Board of Directors and/or its Chief Executive Officer, it being understood that such consulting services shall not unreasonably interfere with your
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holding another full time executive position and that nothing in this Agreement shall preclude you from resigning, at any time subsequent to the Effective Date, from your position as a director of the Company. In addition, you agree to reasonably cooperate with the Company or any of its respective subsidiaries and affiliates, and any of their officers, directors, shareholders, or employees concerning requests for information about the business of the Company (or of its subsidiaries or affiliates) consistent with your other obligations and on reasonable notice. You further agree to reasonably cooperate with the Company or any of its respective subsidiaries or affiliates in connection with any action, proceeding, suit or investigation concerning the Company or arising out of or relating to your service as an executive of the Company. You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which you may incur at the specific request of the Company and as approved by the Company in accordance with its policies and procedures established from time to time.

          3. (a) Except as specifically set forth in this Agreement, and effective only if, and for so long as, all payments required by this Agreement are being, or have been, timely made in accordance with the terms of this Agreement, you knowingly and voluntarily release and forever discharge the Company and any of its respective subsidiaries and affiliates, at any level, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of their predecessors, successors and assigns (collectively, the "Company Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them you or your executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Company Releasees arising on or before the date this Agreement is executed by you, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity, arising out of any contract, agreement, arrangement, plan or understanding, whether oral or in writing, regarding salary, bonus, advances, loans, benefits or other compensation previously paid or provided, or to be paid or provided, to you by the Company or any of its subsidiaries or affiliates under any employment agreements, compensation plans, incentive plans, severance plans, option plans or benefit plans. Subject to the performance of your obligations hereunder, the Company, on behalf of itself and its respective subsidiaries and affiliates, at any level, and each of their respective predecessors, successors and assigns (the "Company Releasors"), knowingly and voluntarily release and forever discharge you and all of your partners, employees, agents, attorneys, servants, executors, administrators, successors and assigns (the "Employee Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company Releasors ever had, now have, or may hereafter claim to have against the Employee

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Releasees arising on or before the date this Agreement is executed by you, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity, arising out of any contract, agreement, arrangement, plan or understanding, whether oral or in writing, regarding salary, bonus, advances, loans, benefits or other compensation previously paid or provided, or to be paid or provided, to you by the Company or any of its subsidiaries or affiliates under any employment agreements, compensation plans, incentive plans, severance plans, option plans or benefit plans.

              (b) Notwithstanding the terms of, and without in any way expanding the scope of the limited releases set forth in the foregoing subparagraph 3(a), nothing in those limited releases or this Agreement shall be deemed in any way to release or discharge any of: (i) your existing rights to indemnification under the Certificate of Incorporation or By-laws of the Company or any affiliate, or any applicable law (including, without limitation, the laws of the jurisdiction in which the Company or any such affiliate is incorporated), and under the Employment Agreement (as defined below), and the Company shall, to the fullest extent permitted by law, indemnify you for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damage, costs and expenses, including reasonable attorneys' fees) incurred or paid by you in connection with any action, proceeding, suit or investigation arising out of or relating to the performance of your duties as an employee, officer or director of, or consultant to, the Company or any of its subsidiaries or affiliates to the same extent (but to no greater extent) as though you had remained a full time employee of the Company; (ii) any claim to which you may be entitled under any previously or presently existing or future Directors' and Officers' insurance policy or professional liability insurance policy paid for by the Company; (iii) your right, in accordance with the Company's policies as applied to you before the Effective Date, to be reimbursed for business expenses incurred in the course of your employment with the Company prior to or subsequent to the Effective Date but not previously reimbursed; (iv) your rights to salary, benefits and perquisites payable to you (including, but not limited to, accrued and unpaid vacation days), with respect to any period prior to the Effective Date, which have not been previously paid up to the Effective Date;
(v) any claim to which you may be entitled under any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is qualified under Section 401 of the Internal Revenue Code; (vi) any claim to which you may be entitled under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that is in the nature of medical, dental or vision services or other health plan with respect to health services received prior to the Effective Date; (vii) any rights to elect continuing coverage under a medical plan, either as a matter of law or as a matter of contract, including rights under Section 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code ("COBRA"); and (viii) your rights under this Agreement. You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Company Releasees that would be released by the limited release set forth in this paragraph 3. The Company represents that the Company Releasees have not, individually

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or collectively, commenced or joined in any claim, charge, action or proceeding whatsoever, against any of the Employee Releasees that would be released by the limited release set forth in this paragraph 3.

          4. On the Effective Date, the Company shall pay you the amount previously agreed to be the amount (less all applicable federal, state and local withholding taxes) owed you for accrued and unpaid vacation days, and you shall not accrue any additional vacation days after the Effective Date. In consideration of your execution and compliance with the terms and conditions of this Agreement, including but not limited to paragraphs 1, 2 and 3 above, the Company agrees to pay you the amount of $528,895 to be paid in thirteen (13) bi-weekly installments (the "Payment Period"), less all applicable federal, state and local withholding taxes (if any are required), to be payable, commencing on February 5, 2001, in accordance with the Company's ordinary payroll practices. You acknowledge that, subject to Section 3(a) hereof, the amounts referred to in this paragraph 4 are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company, or any of its respective subsidiaries and affiliates, including but not limited to your Contract of Employment dated December 22, 1999 and as amended on April 13, 2000 (the "Employment Agreement"). You further acknowledge that, except for the amounts to be paid for accrued and unpaid vacation days, the amounts referred to in this paragraph 4 shall not be included in the computation of benefits under any Company benefit plan.

          5. You shall be entitled to receive from the Company, at the Company's expense, through the one year anniversary of the Effective Date, the same medical coverage, disability coverage and life insurance as are currently in effect for you and your dependents, subject, however, to reduction to the extent you obtain similar coverage from a subsequent employer. In the event that you do not qualify under the Company's medical coverage, disability coverage and life insurance plans, you may elect to receive continued coverage under the Company's medical plan pursuant to the provisions of COBRA. The Company will reimburse you for the cost of premiums for such coverage during the twelve (12) month period. Except for the foregoing and subject to Section 3(a) hereof, after the Effective Date you shall not be eligible to participate or continue to participate in any employee benefit plans or executive compensation arrangements of the Company or any of its respective subsidiaries and affiliates, but you shall be provided such benefits and perquisites as are provided generally to the Company's outside directors.

          6. You agree that, except as required by law, you will not make or publish any statement which is, or may reasonably be considered to be, disparaging to the Company or its directors, officers or employees. The Company agrees that, except as required by law, it will not make or publish any statement which is, or may reasonably be considered to be, disparaging to you.

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          7.  This Agreement, including the Company's offer of and your acceptance of this Agreement, is not intended to be, and shall not be construed as, an admission or concession by the Company or you, or by any Releasee under this Agreement, with respect to the existence or validity of any liability, claim or defense, except that the Company and you intend that this Agreement be fully enforceable in accordance with its terms.

          8. You agree that at all times hereafter, you shall maintain the confidentiality of all information, in whatever form, concerning the Company and any of its subsidiaries and affiliates, at any level, relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know how or other matters that are not publicly known outside the Company, and shall not, directly or indirectly, make any disclosure thereof to anyone outside of the Company (or its attorneys, auditors, accountants or other retained professionals), or make any use thereof, on your own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by the Board of Directors or an executive officer of the Company; provided, however, that nothing herein shall prevent disclosure of such information where, in the reasonable opinion of the Company's or your counsel, such disclosure is required by law, or where such disclosure is required in response to any governmental request, or any subpoena, court or administrative order, or other compulsory process.

          9. If you so elect in writing at the time of the execution of this Agreement, the Company will arrange to transfer the lease for the motor vehicle that the Company has previously provided for your use to you, whereupon you will make all further lease payments and assume the obligation of paying all other costs associated therewith. You shall be permitted to keep all computer equipment (including, but not limited to, a Palm Pilot and laptop) and communications equipment previously provided to you by the Company for use outside of the Company's offices (collectively, "At-Home IT Equipment").

          10. You agree that during the Payment Period you shall not knowingly solicit the employment or services of any person who you know is, at the time of such solicitation, employed by or a consultant to the Company. Nothing herein shall limit any duties you may have as a director of the Company with respect to the solicitation or hiring of individuals who are employed by or consultants to the Company.

          11. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the applicable law. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, if any

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one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

          12. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to your employment with the Company and its affiliates or service as an officer or director of any thereof and the termination of such employment, and except to the extent explicitly set forth herein, relieves you of any obligations set forth in any such agreements, arrangements and understandings, including without limitation, any obligation not to compete against the Company.

          13. The Company will promptly seek and use its best efforts to obtain, by not later than the first Omnibus hearing date available to the Company in January 2001, the approval of the United States Bankruptcy Court for the District of Delaware with regard to this Agreement (including, without limitation, approval to make, in full and at the times specified in this Agreement, all payments to you provided for in this Agreement). If the Company fails to obtain such approval by February 5, 2001, either the Company or you may elect to declare this Agreement terminated, whereupon this Agreement shall be rendered null and void, and you and the Company each shall be permitted to assert any and all claims which otherwise would have been released under the terms of this Agreement.

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          14. For the purposes of this Agreement, notices, demands, and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

          To you at:
              William S. Beans, Jr.
              4 Sandy Lake Road
              Cherry Hills Village, CO 80110

          with a copy to the attention of:
              Edwin M. Baum, Esq.
              Solomon, Zauderer, Ellenhorn, Frischer & Sharp
              45 Rockefeller Plaza
              New York, NY 10111

          To the Company to the attention of:
              General Counsel
              ICG Communications, Inc.
              161 Inverness Drive West
              Englewood, CO 80122

          with a copy to the attention of:
              J. Gregory Milmoe, Esq.
              Skadden, Arps, Slate, Meagher & Flom LLP
              4 Times Square
              New York, NY 10036

              or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

              15. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized and agreed to in writing, signed by the Company and you. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

          16. This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to its choice of law rules. This Agreement may be executed

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in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and return it to me at the address listed above.

                                                  Very truly yours,

                                                  /s/Randall E. Curran
                                                  -----------------------
                                                  Randall E. Curran
                                                  Chief Executive Officer

Agreed to and Accepted:

/s/ William S. Beans, Jr.

Dated:  1-11-2001

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